EXHIBIT 4.11

AMENDMENT NO.  1

THIS AGREEMENT made the 7th day of March, 2008.

BETWEEN:

ONCOLYTICS BIOTECH INC

(“Oncolytics”)

- and –

BRADLEY GEORGE THOMPSON

(the “Employee”)

WHEREAS Oncolytics and the Employee entered into an Executive Employment Agreement dated the 6th day of June, 2007 (the “Employment Agreement”);

AND WHEREAS the parties wish to amend the Employment Agreement;

NOW THEREFORE the parties agree as follows:

Section 1 –Amendments

The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Commencing January 1, 2008, Oncolytics shall pay to the Employee a salary of FOUR HUNDRED FORTY-FOUR THOUSAND NINE HUNDRED AND NINETY-SIX DOLLARS ($444,996.00) CANADIAN per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of EIGHTEEN THOUSAND FIVE HUNDRED FORTY-ONE DOLLARS AND FIFTY CENTS ($18,542.50) CANADIAN on the 15th and last day of each month.”

Section 2 - Effective Date

(1)	This Amending Agreement shall be effective from and after January 1, 2008.

(2)           In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per:       /s/   Fred Stewart

Fred Stewart
Director

Per:       /s/    Doug Bell

Doug Bell
Chief Financial Officer

Debbie McClusky	/s/ Bradley George Thompson
WITNESS	BRADLEY GEORGE THOMPSON